Exhibit 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Norma F. Dunn	Andre K. Walker
713-830-8883	713-830-8775
norma.dunn@calpine.com	andrew@calpine.com

CALPINE CORP. REPORTS STRONG THIRD QUARTER 2010 RESULTS,

TIGHTENS 2010 AND 2011 GUIDANCE

Recent Achievements:

•	Produced 28.2 million MWh of power in the third quarter of 2010, a 5% increase from the third quarter of 2009
•	Agreed to sell a 25% undivided interest in 1,038 MW Freestone Energy Center for $830/kW plus operating and energy management fees
•	Successfully issued $2.0 billion of 7.5% Senior Secured Notes due 2021, terming out nearly two-thirds of our 2014 debt maturities
•	Restructured Broad River and South Point leases to simplify capital structure

Third Quarter 2010 Financial Results:

•	$663 million of Adjusted EBITDA, an increase of 13% over 2009
•	$368 million of Adjusted Recurring Free Cash Flow, an increase of 18% over 2009
•	$852 million of Commodity Margin, an increase of 15% over 2009
•	$217 million of Net Income[1], a decrease of 9% from 2009

September YTD 2010 Financial Results:

•	$1,326 million of Adjusted EBITDA, a decrease of 3% from 2009
•	$472 million of Adjusted Recurring Free Cash Flow, a decrease of 5% from 2009
•	$1,815 million of Commodity Margin, a decrease of 3% from 2009
•	$55 million of Net Income[1], a decrease of 71% from 2009

Raising and Tightening 2010 Full Year Guidance and Updating 2011 Full Year Guidance:

	2010	2011
	(in millions)
Adjusted EBITDA	$1,685 – 1,725	$1,700 – 1,800
Adjusted Recurring Free Cash Flow	$500 – 540	$440 – 540

(HOUSTON, Texas) October 29, 2010 – Calpine Corporation (NYSE: CPN) today reported third quarter 2010 Adjusted EBITDA of $663 million, up $77 million, or 13%, over the prior year period. The company also reported third quarter 2010 Adjusted Recurring Free Cash Flow of $368 million, compared to $311 million in the third quarter of 2009. Net income1 for the quarter was $217 million, or $0.45 per diluted share, compared to $238 million, or $0.49 per diluted share, in the 2009 period.

“Our strong third quarter performance reflects our continuing focus on operating excellence. We reliably met our customers’ needs in the peak Summer period, while generating more megawatt hours this quarter than in the same quarter last year and while maintaining safety across our fleet. It also validated ourvision of creating a geographically diversified portfolio of plants concentrated in the largest competitive markets to enable us to capitalize on variations in weather patterns,” said Jack Fusco, Calpine’s President and Chief Executive Officer.

[1]	Reported as net income attributable to Calpine on our Consolidated Condensed Statements of Operations.

Calpine Reports Third Quarter 2010 Results

October 29, 2010

“During the third quarter and since, we have continued to execute on the initiatives we outlined to investors by successfully integrating 19 plants in the Mid-Atlantic into our fleet following the July 1 close of the Conectiv acquisition; by further reducing the overhang of bankruptcy related issues; and by opportunistically improving shareholder value through asset-related transactions,” said Fusco. “With respect to the last initiative, I am pleased to announce that we have agreed to sell a 25% undivided interest in our Freestone Energy Center at $830/kW, plus operating and energy management fees going forward. Additionally, just last week the Colorado Public Utilities Commission approved the sale of our Rocky Mountain and Blue Spruce facilities to PSCo. at $794/kW, which we expect to close in early December. With respect to the bankruptcy overhang, our recently completed $2 billion bond offering has allowed us to further pay down the first lien term loan, reducing our refinancing risk and terming out our debt maturities. We still have a ways to go but it is my objective over the course of the next year to eliminate this overhang by refinancing the remaining first lien facility, giving us greater flexibility to deliver shareholder value; by addressing the 2008 interest rate hedges associated with the first lien term loan; and by resolving the remaining claims.”

“Finally, in keeping with our pledge to provide greater transparency and on the strength of our third quarter earnings, today we are raising and tightening our 2010 full year guidance for Adjusted EBITDA and Adjusted Recurring Free Cash Flow. We are now projecting 2010 Adjusted EBITDA of $1,685 to $1,725 million and Adjusted Recurring Free Cash Flow of $500 to $540 million. In addition, we are updating our guidance for 2011, with projected Adjusted EBITDA of $1,700 to $1,800 million and Adjusted Recurring Free Cash Flow of $440 to $540 million. When viewed against the backdrop of persistently difficult market conditions, our projections for 2011 are very encouraging and speak to the continued effectiveness of our hedging strategy,” said Fusco.

SUMMARY OF FINANCIAL PERFORMANCE

Third Quarter Results

Adjusted EBITDA grew to $663 million in the third quarter of 2010 compared to $586 million in the prior year period. The year-over-year improvement was primarily due to a $109 million increase in Commodity Margin. Our North segment, where Commodity Margin increased $163 million compared to 2009, benefited from the integration of our Mid-Atlantic fleet as of July 1, 2010. This increase was offset, in part, by decreases of $30 million and $22 million in our West and Texas segments, respectively. These declines resulted from lower average hedge prices and lower realized heat rates associated with weaker market conditions in the third quarter of 2010 as compared to the same period in 2009. In addition, the West region experienced a $26 million decline in Commodity Margin as a result of the expiration of the PCF arrangement in the fourth quarter of 2009, offset by a $13 million increase related to higher renewable energy credit (REC) revenue from new contracts associated with our Geysers power plants and an increase of $16 million related to our Otay Mesa Energy Center (OMEC), which achieved commercial operation in October 2009 and was consolidated on January 1, 2010.

The overall increase in Commodity Margin was offset, in part, by a $26 million increase in normal recurring plant operating expense2 that largely resulted from the addition of our Mid-Atlantic plants during the third quarter of 2010 and of OMEC during the fourth quarter of 2009.

[2]

Normal recurring plant operating expense excludes major maintenance expense, stock-based compensation expense and non-cash loss on disposition of assets. See the table titled “Consolidated Adjusted EBITDA Reconciliation” for the actual amounts of these items for the three and nine months ended September 30, 2010 and 2009.

Calpine Reports Third Quarter 2010 Results

October 29, 2010

Net income1 remained stable at $217 million for the three months ended September 30, 2010, compared to $238 million in the prior year period. As detailed in Table 1, net income excluding reorganization items, discontinued operations, other items and unrealized mark-to-market gains increased from $196 million in 2009 to $297 million in 2010. The increase was primarily attributable to the $109 million improvement in Commodity Margin previously discussed.

Year-to-Date Results

Adjusted EBITDA for the nine months ended September 30, 2010, was $1,326 million, down modestly from $1,374 million in the prior year period. The year-over-year decline in Adjusted EBITDA was primarily caused by a $56 million decrease in Commodity Margin that was driven primarily by our West and Texas segments, where Commodity Margin decreased by $109 million and $105 million, respectively. Lower average hedge margins and lower realized heat rates due to weaker market conditions impacted both regions. In addition, Commodity Margin in the West segment was negatively impacted by a $77 million decrease attributable to the expiration of the PCF arrangement at the end of 2009, offset, in part, by increases of $56 million in Commodity Margin from OMEC and $39 million related to higher REC revenue from new contracts associated with our Geysers power plants. The declines in Commodity Margin in the West and Texas regions were offset, in part, by a $175 million increase in Commodity Margin from our North region, which was primarily driven by the Mid-Atlantic plants we acquired as of the third quarter of 2010.

In addition to the decline in Commodity Margin, Adjusted EBITDA for the nine-month period was also negatively impacted by a $28 million year-over-year increase in normal recurring plant operating expense2, most of which was due to the addition of our Mid-Atlantic plants in July 2010 and the start-up of OMEC in October 2009. This increase in plant operating expense was offset by a $30 million decrease in sales, general and administrative expense3 that resulted from a contract settlement benefit in the first quarter of 2010, as well as lower personnel and consulting expenses throughout the nine-month period.

Cash flows provided by operating activities for the nine months ended September 30, 2010, improved to $783 million compared to $537 million for the same period in 2009. The change in cash flows from operating activities is primarily due to an increase in gross profit, excluding non-cash items, of $62 million in 2010 resulting primarily from the addition of our Mid-Atlantic plants and increased realized gains on financial hedges, partially offset by lower Commodity Margins in our Texas and West segments. In addition, working capital employed decreased by approximately $172 million during the period, after adjusting for debt related balances that did not impact cash provided by operating activities. The decrease was primarily due to reductions in margin deposits and certain derivative activity. Lastly, cash paid for interest decreased by $75 million for the nine months ended September 30, 2010, primarily due to the refinancing of portions of our first lien term loans, CCFC and other project financing. These decreases were partially offset by an increase in net cash paid for taxes of $26 million, primarily due to Canadian tax refunds received in the third quarter of 2009 with no similar activity in the nine months ended September 30, 2010.

Net income1 decreased to $55 million for the nine months ended September 30, 2010, from $192 million in the prior year period. As detailed in Table 1, net income, excluding reorganization items, discontinued operations, other items and unrealized mark-to-market gains, decreased from $153 million in 2009 to $99 million in 2010. The decrease was largely driven by the $56 million decline in Commodity Margin, as well as a $21 million increase in income tax expense primarily attributable to non-cash changes in our intraperiod tax allocations, partially offset by the decrease in sales, general and administrative expense, as previously discussed.

[3]

Decrease in sales, general and administrative expense excludes changes in stock-based compensation, depreciation and amortization and acquisition-related costs. See the table titled "Consolidated Adjusted EBITDA Reconciliation" for the actual amounts of these items for the nine months ended September 30, 2010 and 2009.

Calpine Reports Third Quarter 2010 Results

October 29, 2010

Table 1: Summarized Consolidated Condensed Statements of Operations

	(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(in millions)
Operating revenues	$2,130	$1,822	$5,074	$4,919
Cost of revenue	1,511	1,342	4,125	3,984

Gross profit	619	480	949	935
SG&A, (income) loss from unconsolidated investments in power plants and other operating expense	65	57	137	119

Income from operations	554	423	812	816
Net interest expense, debt extinguishment costs and other (income) expense	335	212	750	646

Income before reorganization items, income taxes and discontinued operations	219	211	62	170
Reorganization items	—	(8)	—	(2)
Income tax expense (benefit)	21	(7)	38	17

Income before discontinued operations	198	226	24	155
Discontinued operations, net of tax expense	19	11	31	34

Net income	217	237	55	189
Net loss attributable to the noncontrolling interest	—	1	—	3

Net income attributable to Calpine	$217	$238	$55	$192

Reorganization items(1)	—	(8)	—	(2)
Other items(1)(2)	115	10	141	30

Net income, net of reorganization and other items	332	240	196	220
Unrealized MtM gains on derivatives(1)(3)	(35)	(44)	(97)	(67)

Net income, net of reorganization items, other items and unrealized MtM impacts	$297	$196	$99	$153

(1)	Shown net of tax, assuming a 0% effective tax rate for these items (other than those referenced in note 2 below).
(2)	Other items for the three and nine months ended September 30, 2010, include $70 million of interest expense associated with the reclassification of the unrealized loss on interest rate swaps that no longer qualified as cash flow hedges in the third quarter of 2010; $20 million and $27 million, respectively, in debt extinguishment costs; $19 million in impairment of development costs related to a pre-bankruptcy project; and $6 million and $25 million, respectively, in costs related to the Conectiv acquisition. Other items for the three and nine months ended September 30, 2009, include $16 million and $49 million, respectively, in debt extinguishment costs, shown net of tax assuming a 38.4% effective tax rate.
(3)	Represents unrealized mark-to-market (MtM) gains on contracts that did not qualify as hedges under the hedge accounting guidelines or qualified under the hedge accounting guidelines and the hedge accounting designation had not been elected. Includes amounts related to Blue Spruce and Rocky Mountain for the three and nine months ended September 30, 2009.

Calpine Reports Third Quarter 2010 Results

October 29, 2010

REGIONAL SEGMENT REVIEW OF RESULTS

Table 2: Commodity Margin by Segment (in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
West	$338	$368	$809	$918
Texas	165	187	400	505
North	259	96	390	215
Southeast	90	92	216	233

Total	$852	$743	$1,815	$1,871

West: Commodity Margin in our West segment decreased by $30 million for the three months ended September 30, 2010, compared to the same period in 2009, primarily resulting from a decrease of $26 million related to the expiration of the PCF arrangement in the fourth quarter of 2009, lower average hedge prices for the third quarter of 2010 compared to 2009, and lower realized spark spreads on our open positions due to lower market heat rates caused by cooler weather in the third quarter of 2010, plus an overall increase in installed generation capacity in California in 2010 compared to the same period in 2009. The decrease in Commodity Margin was partially offset by an increase of $13 million related to higher REC revenue from new contracts associated with our Geysers assets and $16 million from OMEC that achieved commercial operation in October 2009 and was consolidated on January 1, 2010.

For the nine-month period, Commodity Margin in our West segment decreased by $109 million primarily resulting from a decrease of $77 million related to the expiration of the PCF arrangement in the fourth quarter of 2009, lower average hedge prices in 2010 compared to 2009, lower realized spark spreads on our open positions due to lower market heat rates caused primarily by cooler temperatures in 2010 compared to 2009 and an overall increase in installed generation capacity in California in 2010. Also contributing to the unfavorable period over period change was a decrease of $11 million for the sale of surplus emission allowances in the first quarter of 2009, which did not reoccur in the same period in 2010. The decrease in Commodity Margin was partially offset by an increase of $39 million related to higher REC revenue from new contracts associated with our Geysers assets; $56 million from OMEC, which achieved commercial operation in October 2009 and was consolidated on January 1, 2010; and a $12 million credit recognized in the second quarter of 2010 related to overcharges associated with a gas transportation contract.

Texas: Commodity Margin in our Texas segment decreased by $22 million for the three months ended September 30, 2010, compared to the same period in 2009, primarily resulting from lower average hedge prices and lower realized spark spreads on open positions due to lower market heat rates caused by an overall increase in installed generation capacity in ERCOT for the third quarter of 2010 compared to the same period in 2009.

Commodity Margin in our Texas segment decreased by $105 million for the nine months ended September 30, 2010, compared to the same period in 2009, primarily resulting from lower average hedge prices and lower realized spark spreads on open positions. The lower realized spark spreads were due to lower market heat rates, particularly with regard to June 2010, which did not benefit from the extreme heat, congestion-driven pricing and tighter reserve margins that occurred in June 2009, and an overall increase in installed generation capacity in ERCOT in 2010 compared to 2009.

North: Commodity Margin in our North segment increased by $163 million primarily due to the Mid-Atlantic fleet acquisition which closed on July 1, 2010, higher average hedge prices and higher realized spark spreads on open positions driven by much warmer weather for July and September 2010 compared to the same periods in 2009.

Calpine Reports Third Quarter 2010 Results

October 29, 2010

Commodity Margin in our North segment increased by $175 million for the nine months ended September 30, 2010, compared to the same period in 2009. The nine-month results were largely impacted by the same factors that drove performance for the third quarter, as previously discussed.

Calpine Reports Third Quarter 2010 Results

October 29, 2010

Southeast: Commodity Margin in our Southeast segment for the three months ended September 30, 2010, remains comparable to the same period in 2009. The marginal decrease resulted from higher natural gas generation displacement of coal generation in certain sub-markets in our Southeast segment in the third quarter of 2009 largely offset by higher realized spark spreads on open positions due to warmer weather for the three months ended September 30, 2010, compared to the same period in 2009.

Commodity Margin in our Southeast segment decreased by $17 million for the nine months ended September 30, 2010, compared to the same period in 2009, primarily as a result of lower average hedge prices and lower realized spark spreads for our Oneta and Pine Bluff power plants for the first half of 2010 compared to the same period in 2009. During the first six months of 2009, in contrast to the same period in 2010, these plants were advantaged by lower delivered natural gas prices relative to many of our competitors, driving higher realized spark spreads. The decrease in the Commodity Margin was partially offset by higher realized spark spreads on open positions throughout the rest of the Southeast region (excluding our Oneta and Pine Bluff power plants) caused by warmer weather in May and June 2010, as well as the non-recurring negative impact from the settlement of a disputed steam contract in the second quarter of 2009.

LIQUIDITY AND CAPITAL RESOURCES

Table 3: Corporate Liquidity

	September 30, 2010	December 31, 2009
	(in millions)
Cash and cash equivalents, corporate(1)	$610	$725
Cash and cash equivalents, non-corporate	304	264

Total cash and cash equivalents	914	989
Restricted cash	341	562
Letter of credit availability(2)	40	34
Revolver availability	805	794

Total current liquidity	$2,100	$2,379

(1)	Includes $62 million and $9 million of margin deposits held by us posted by our counterparties as of September 30, 2010, and December 31, 2009, respectively.
(2)	Includes availability under Calpine Development Holdings, Inc. at September 30, 2010.

Liquidity remained strong during the third quarter at $2.1 billion, even after accounting for the acquisition of our Mid-Atlantic fleet. As previously discussed, operating activities for the nine months ended September 30, 2010, resulted in net cash proceeds of $783 million, compared to $537 million during the 2009 period. In addition, cash flows from investing activities resulted in a net outflow of $1,585 million during the first nine months of 2010 compared to an outflow of $164 million in the 2009 period. The 2010 activity was driven largely by the previously mentioned purchase of our Mid-Atlantic fleet during the third quarter, offset in part by reduced restricted cash balances associated primarily with the maturity of our PCF project financing instrument. Cash flows from financing activities for the nine months ended September 30, 2010, resulted in a net inflow of $727 million, primarily as a result of the addition of a term loan whose proceeds were used to fund a portion of our Mid-Atlantic acquisition, offset by our repayment of the PCF financing and other payments made under project debt waterfall provisions.

During the nine months ended September 30, 2010, we generated $472 million of Adjusted Recurring Free Cash Flow, compared to $495 million in the 2009 period. The year-over-year decline was primarily the result of the $48 million decrease in Adjusted EBITDA, as previously discussed, and a $32 million increase in cash interest, net, due primarily to the addition of term loan debt used to fund our Mid-Atlantic fleet acquisition, as well as an increase in the annualized effective interest rates on our consolidated debt. These decreases were partially offset by a $62 million decrease in major maintenance expense and capital expenditures from 2009 to 2010.

Calpine Reports Third Quarter 2010 Results

October 29, 2010

Progressing toward our goals of efficiently managing our balance sheet and ensuring financial stability, we recently completed the placement of $2.0 billion in aggregate principal amount of 7.50% Senior Secured Notes due 2021, the proceeds of which were used to repay a portion of our term loan borrowings under our existing first lien facility. In addition, we have commitments to refinance our existing $1.0 billion first lien revolver. “We have now addressed approximately $5.0 billion of the original $6.3 billion in 2014 maturities under the first lien term loan,” said Zamir Rauf, Calpine’s Chief Financial Officer. “This has substantially reduced our refinancing risk and represents meaningful progress toward establishing a longer-dated and more balanced maturity profile while transitioning to a more flexible covenant package that should provide us with more options to improve shareholder value. We will continue to be opportunistic about refinancing the balance of the first lien facility.”

In addition to the bond offering, liquidity and capital flexibility have been further enhanced by the sale of a 25% undivided interest in our 1,038 MW Freestone Energy Center, which is expected to close in the fourth quarter of 2010, but no later than the first quarter of 2011. Under the terms of the sale, we will receive $215 million in immediate proceeds upon closing and will collect annual operating and energy management fees going forward.

Finally, during the third quarter, we completed a restructuring of the leases for our Broad River Energy Center and South Point Energy Center, whereby we will purchase the equity interest in the power plants for $320 million. The purchase price consists of approximately $38 million in cash and assumed incremental debt of approximately $70 million. The transaction requires FERC approval and is expected to close in the fourth quarter of 2010. In addition to providing us with more strategic and operational flexibility, this transaction simplifies our capital structure by consolidating the leases for financial reporting purposes.

Calpine Reports Third Quarter 2010 Results

October 29, 2010

PLANT DEVELOPMENT

York Energy Center: We acquired the 565 MW dual-fuel, combined-cycle power plant under construction in Peach Bottom Township, Pa., formerly referred to as the Delta Project, as part of our acquisition of our Mid-Atlantic fleet. The York Energy Center remains on budget and on schedule, with the first fire of the gas turbines now successful. All permits have been received, and commercial operations are expected to commence in June 2011. The York Energy Center will sell power under a six-year Power Purchase Agreement (PPA) with a third party.

Russell City Energy Center: Russell City Energy Center remains under advanced stages of development. The Russell City Energy Center is currently contracted to deliver its full output to Pacific Gas & Electric (PG&E) under a PPA that was executed in December 2006 and approved by the California Public Utilities Commission in January 2007. The PPA was amended in 2008 and again on April 9, 2010, to extend the expected commercial operations date to June 2013 as a result of delays in obtaining certain permits. We are in possession of all material permits. Completion of the Russell City Energy Center is dependent upon completion of certain administrative appeals processes associated with our air permit. Upon completion, this project would bring on line approximately 372 MW of net interest baseload capacity (402 MW with peaking capacity) representing our 65% share.

Los Esteros Expansion: During 2009, we and PG&E negotiated a new PPA to replace the existing California Department of Water Resources contract and facilitate the upgrade of our Los Esteros Critical Energy Facility from a 188 MW simple-cycle generation power plant to a 308 MW combined-cycle generation power plant. In addition to the increase in capacity, the upgrade will increase the efficiency and environmental performance of the power plant by lowering the heat rate. The PPA and related agreements with PG&E have received all of the necessary approvals and are now effective. We are amending our California Energy Commission license and emissions limits and are in the process of procuring equipment and selecting the engineering, procurement and construction contractors.

Geysers Expansion: We continue to look to expand production from our Geysers Assets. In the fourth quarter of 2009, we started drilling additional wells and have made expenditures of approximately $55 million during the first nine months of 2010 related to these expansion efforts. We have completed drilling 13 planned test wells, establishing capacity for approximately 42 MW of additional steam generation. Reservoir and economic modeling of the results obtained from the drilling is currently being performed. We expect to make a determination in the first quarter of 2011 as to whether the new wells will produce enough additional steam to warrant the construction of additional geothermal power plants at our Geysers Assets. Additionally, we are currently seeking to take advantage of certain incentives under the American Recovery and Reinvestment Act of 2009, also referred to as the Stimulus Bill. We expect that new geothermal power plant development will qualify for at least a 10% cash grant.

Turbine Upgrades: We continue to move forward with our turbine upgrade program and have entered an agreement to upgrade select GE and Siemens turbines. As of September 30, 2010, we had completed the upgrade of four Siemens turbines and have agreed to upgrade approximately 14 additional Siemens and GE turbines (and may upgrade additional turbines in the future). Our turbine upgrade program is expected to increase our generation capacity in total by approximately 245 MW. These upgrades began in the fourth quarter of 2009 and are scheduled through 2014.

Calpine Reports Third Quarter 2010 Results

October 29, 2010

OPERATIONS UPDATE

2010 Power Operations Achievements:

•	Safety Performance:
-	First quartile lost-time incident rate of 0.20 year-to-date
-	No employee lost-time accidents recorded during the third quarter of 2010

•	Availability Performance:
-	Achieved a strong third quarter geothermal availability factor of 99.94%
-	Maintained third quarter fleet-wide average availability factor of nearly 96%
-	Achieved fleet-wide starting reliability of 98%

•	Geothermal Generation: Provided approximately 1.5 million MWh of renewable baseload generation with 94% capacity factor and 0.06% forced outage factor

•	Natural Gas-fired Generation:
-	North segment increased production by nearly 3.2 million MWh
-	Broad River: 94 starts, 100% starting reliability in September
-	Hermiston: 100% availability and capacity factors in September

2010 Commercial Operations Achievements:

•	Customer-oriented Growth:
-	Signed an agreement with Bonneville Power Association to provide up to 75 MW of generation flexibility from Hermiston Power Project
-	Received approval of PPA contracts totaling 1,250 MW with SDG&E and PG&E from the California Public Utilities Commission

•	Portfolio Optimization:
-	Announced the sale of a 25% undivided interest in 1,038 MW Freestone Energy Center for $830/kW plus operating and energy management fees
-	Received approval from Colorado Public Utilities Commission for previously announced sale of Blue Spruce Energy Center and Rocky Mountain Energy Center to PSCo. for $739 million

Calpine Reports Third Quarter 2010 Results

October 29, 2010

FINANCIAL OUTLOOK

Table 4: Adjusted EBITDA and Adjusted Recurring Free Cash Flow Guidance

	Full Year 2010	Full Year 2011
	(in millions)
Adjusted EBITDA	$1,685 – 1,725	$1,700 – 1,800
Less:
Operating lease payments	45	30
Major maintenance expense and capital expenditures(1)	315	390
Recurring cash interest, net	810	825
Cash taxes	15	15

Adjusted Recurring Free Cash Flow	$500 – 540	$440 – 540
Non-recurring interest rate swap payments(2)	25	110

(1)	Includes projected Major Maintenance Expense of $175 million and $235 million in 2010 and 2011, respectively, and maintenance Capital Expenditures of $140 million and $155 million in 2010 and 2011, respectively. Capital Expenditures exclude major construction and development projects.
(2)	Interest payments related to legacy LIBOR hedges associated with floating rate first lien credit facility, which has been substantially refinanced.

We are updating and tightening our 2010 guidance, which includes the estimated impact of the planned sale of our Colorado power plants. Including this transaction, we are projecting Adjusted EBITDA of $1,685 million to $1,725 million and Adjusted Recurring Free Cash Flow of $500 million to $540 million. Today, we are also updating our 2011 guidance. We project Adjusted EBITDA of $1,700 million to $1,800 million and Adjusted Recurring Free Cash Flow of $440 million to $540 million.

We expect to invest $35 million and $110 million in growth-related projects during 2010 and 2011, respectively, including our ongoing turbine upgrade program, our 565 MW York Energy Center, and the 120 MW upgrade of our Los Esteros plant. In addition, we expect to spend a total of $95 million between 2010 and 2011 on our proposed 619 MW Russell City Energy Center, the distribution of which between the years will depend upon the project’s draw schedule and our equity partner’s elections.

INVESTOR CONFERENCE CALL AND WEBCAST

We will host a conference call to discuss our financial and operating results for the third quarter of 2010 on Friday, October 29, 2010, at 10 a.m. ET/9 a.m. CT. A listen-only webcast of the call may be accessed through our website at www.calpine.com or by dialing 888-293-6960 at least 10 minutes prior to the beginning of the call. An archived recording of the call will be made available for a limited time on our website. The recording also can be accessed by dialing 888-203-1112 or 719-457-0820 for international listeners and providing Confirmation Code 5880624. Presentation materials to accompany the conference call will be made available on our website on October 29, 2010.

ABOUT CALPINE

Founded in 1984, Calpine Corporation is a major U.S. power company, currently capable of delivering nearly 29,000 megawatts of clean, cost-effective, reliable and fuel-efficient power from its 93 operating plants to customers and communities in 21 states and Canada. Calpine Corporation is committed to helping meet the needs of an economy that demands more and cleaner sources of electricity. Calpine owns, leases and operates primarily low-carbon, natural gas-fired and renewable geothermal power plants. Using advanced technologies, Calpine generates power in a reliable and environmentally responsible manner for the customers and communities it serves. Please visit our website at www.calpine.com for more information.

Calpine Reports Third Quarter 2010 Results

October 29, 2010

Calpine’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, has been filed with the Securities and Exchange Commission (SEC) and may be found on the SEC’s website at www.sec.gov.

Calpine Reports Third Quarter 2010 Results

October 29, 2010

FORWARD-LOOKING INFORMATION

In addition to historical information, this press release contains “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the Exchange Act. We use words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should,” “estimate,” “potential,” “project” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to:

•

The uncertain length and severity of the current general financial and economic downturn, the timing and strength of an economic recovery, if any, and their impacts on our business including demand for our power and steam products, the ability of customers, suppliers, service providers and other contractual counterparties to perform under their contracts with us and the cost and availability of capital and credit;

•

Financial results that may be volatile and may not reflect historical trends due to, among other things, fluctuations in prices for commodities such as natural gas and power, fluctuations in liquidity and volatility in the energy commodities markets and our ability to hedge risks;

•	Our ability to manage our customer and counterparty exposure and credit risk, including our commodity positions;

•

Our ability to manage our significant liquidity needs and to comply with covenants under our existing financing obligations, including our First Lien Credit Facility, First Lien Notes and New Development Holdings Project Debt;

•	Competition, including risks associated with marketing and selling power in the evolving energy markets;

•

Regulation in the markets in which we participate and our ability to effectively respond to changes in laws and regulations or the interpretation thereof including changing market rules and evolving federal, state and regional laws and regulations including those related to greenhouse gas emissions and derivative transactions;

•	Natural disasters such as hurricanes, earthquakes and floods, or acts of terrorism that may impact our power plants or the markets our power plants serve;

•	Seasonal fluctuations of our results and exposure to variations in weather patterns;

•	Disruptions in or limitations on the transportation of natural gas and transmission of power;

•	Our ability to attract, retain and motivate key employees;

•	Our ability to implement our business plan and strategy;

•

Risks related to our geothermal resources, including the adequacy of our steam reserves, unusual or unexpected steam field well and pipeline maintenance requirements, variables associated with the injection of wastewater to the steam reservoir and potential regulations or other requirements related to seismicity concerns that may delay or increase the cost of developing or operating geothermal resources;

•	Risks associated with the operation, construction and development of power plants, including unscheduled outages or delays and plant efficiencies;

•	Present and possible future claims, litigation and enforcement actions;

•	The expiration or termination of our power purchase agreements and the related results on revenues;

•	Our planned sale of Blue Spruce and Rocky Mountain may not close as planned;

•	Future PJM capacity revenues expected from the Conectiv Acquisition may not occur at expected levels; and

Calpine Reports Third Quarter 2010 Results

October 29, 2010

•

Other risks identified in this release or in our reports and registration statements filed with the SEC, including, without limitation, the risk factors identified in our Quarterly Report on Form 10-Q for the three months ended September 30, 2010, and in our Annual Report on Form 10-K for the year ended December 31, 2009.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of today’s date. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Calpine Reports Third Quarter 2010 Results

October 29, 2010

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(in millions, except share and per share amounts)
Operating revenues	$2,130	$1,822	$5,074	$4,919

Cost of revenue:
Fuel and purchased energy expense	1,143	1,030	3,016	2,967
Plant operating expense	199	189	630	638
Depreciation and amortization expense	149	104	414	317
Other cost of revenue	20	19	65	62

Total cost of revenue	1,511	1,342	4,125	3,984

Gross profit	619	480	949	935
Sales, general and other administrative expense	44	38	122	131
(Income) loss from unconsolidated investments in power plants	(1)	13	(14)	(27)
Other operating expense	22	6	29	15

Income from operations	554	423	812	816
Interest expense	314	195	722	604
Interest (income)	(2)	(3)	(8)	(13)
Debt extinguishment costs	20	16	27	49
Other (income) expense, net	3	4	9	6

Income before reorganization items, income taxes and discontinued operations	219	211	62	170
Reorganization items	—	(8)	—	(2)

Income before income taxes and discontinued operations	219	219	62	172
Income tax expense (benefit)	21	(7)	38	17

Income before discontinued operations	198	226	24	155
Discontinued operations, net of tax expense	19	11	31	34

Net income	217	237	55	189
Net loss attributable to the noncontrolling interest	—	1	—	3

Net income attributable to Calpine	$217	$238	$55	$192

Basic earnings per common share attributable to Calpine:
Weighted average shares of common stock outstanding (in thousands)	486,088	485,736	486,023	485,619
Income before discontinued operations attributable to Calpine	$0.41	$0.47	$0.05	$0.33
Discontinued operations, net of tax expense, attributable to Calpine	0.04	0.02	0.06	0.07

Net income per common share – basic	$0.45	$0.49	$0.11	$0.40

Diluted earnings per common share attributable to Calpine:
Weighted average shares of common stock outstanding (in thousands)	487,443	486,585	487,199	486,171
Income before discontinued operations attributable to Calpine	$0.41	$0.47	$0.05	$0.32
Discontinued operations, net of tax expense, attributable to Calpine	0.04	0.02	0.06	0.07

Net income per common share – diluted	$0.45	$0.49	$0.11	$0.39

Calpine Reports Third Quarter 2010 Results

October 29, 2010

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

	September 30, 2010	December 31, 2009
	(in millions, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$914	$989
Accounts receivable, net of allowance of $3 and $14	718	750
Margin deposits and other prepaid expense	253	490
Restricted cash, current	296	508
Derivative assets, current	1,321	1,119
Assets held for sale	545	—
Inventory and other current assets	295	243

Total current assets	4,342	4,099
Property, plant and equipment, net	12,915	11,583
Restricted cash, net of current portion	45	54
Investments	69	214
Long-term derivative assets	318	127
Other assets	693	573

Total assets	$18,382	$16,650

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$523	$578
Accrued interest payable	132	54
Debt, current portion	574	463
Derivative liabilities, current	1,247	1,360
Liabilities held for sale	11	—
Other current liabilities	299	294

Total current liabilities	2,786	2,749
Debt, net of current portion	10,043	8,996
Deferred income taxes, net of current portion	159	54
Long-term derivative liabilities	499	197
Other long-term liabilities	275	208

Total liabilities	13,762	12,204
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value per share; 100,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.001 par value per share; 1,400,000,000 shares authorized; 444,949,620 and 443,325,827 shares issued, respectively, and 444,501,702 and 442,998,255 shares outstanding, respectively	1	1
Treasury stock, at cost, 447,918 and 327,572 shares, respectively	(5)	(3)
Additional paid-in capital	12,275	12,256
Accumulated deficit	(7,485)	(7,540)
Accumulated other comprehensive loss	(166)	(266)

Total Calpine stockholders’ equity	4,620	4,448
Noncontrolling interest	—	(2)

Total stockholders’ equity	4,620	4,446

Total liabilities and stockholders’ equity	$18,382	$16,650

Calpine Reports Third Quarter 2010 Results

October 29, 2010

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2010	2009
	(in millions)
Cash flows from operating activities:
Net income	$55	$189
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense(1)	464	399
Debt extinguishment costs	27	9
Deferred income taxes	40	15
Impairment loss	19	—
Loss on disposal of assets	11	29
Unrealized mark-to-market activity, net	(97)	(67)
Income from unconsolidated investments in power plants	(14)	(27)
Return on investment in unconsolidated subsidiaries	11	2
Stock-based compensation expense	18	30
Other	1	(3)
Change in operating assets and liabilities:
Accounts receivable	34	(23)
Derivative instruments, net	(42)	(239)
Other assets	241	387
Accounts payable and accrued expenses	(1)	13
Other liabilities	16	(177)

Net cash provided by operating activities	783	537

Cash flows from investing activities:
Purchases of property, plant and equipment	(191)	(140)
Purchase of Conectiv assets	(1,634)	—
Cash acquired due to consolidation of Otay Mesa Energy Center	8	—
Contributions to unconsolidated investments	—	(19)
(Increase) decrease in restricted cash	228	(2)
Other	4	(3)

Net cash used in investing activities	(1,585)	(164)

(Table continues)

Calpine Reports Third Quarter 2010 Results

October 29, 2010

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS – (Continued)

(Unaudited)

	Nine Months Ended September 30,
	2010	2009
	(in millions)
Cash flows from financing activities:
Repayments of project financing, notes payable and other	$(472)	$(1,339)
Borrowings from project financing, notes payable and other	1,272	1,028
Issuance of First Lien Notes	1,491	—
Repayments on First Lien Credit Facility	(1,507)	(770)
Financing costs	(67)	(34)
Refund of financing costs	10	—
Other	—	(2)

Net cash provided by (used in) financing activities	727	(1,117)

Net decrease in cash and cash equivalents	(75)	(744)
Cash and cash equivalents, beginning of period	989	1,657

Cash and cash equivalents, end of period	$914	$913

Cash paid during the period for:
Interest, net of amounts capitalized	$488	$563
Income taxes	$11	$6
Reorganization items included in operating activities, net	$—	$5

Supplemental disclosure of non-cash investing and financing activities:
Settlement of commodity contract with project financing	$—	$79
Change in capital expenditures included in accounts payable	$(5)	$3
Purchase of Conectiv assets included in accounts payable	$6	$—

(1)	Includes depreciation and amortization that is also recorded in sales, general and other administrative expense and interest expense on our Consolidated Condensed Statements of Operations.

Calpine Reports Third Quarter 2010 Results

October 29, 2010

REGULATION G RECONCILIATIONS

Commodity Margin, Adjusted EBITDA and Adjusted Recurring Free Cash Flow are non-GAAP financial measures that we use as measures of our performance. These measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance.

Commodity Margin includes our power and steam revenues, sales of purchased power and natural gas, capacity revenue, revenue from renewable energy credits, sales of surplus emission allowances, transmission revenue and expenses, fuel and purchased energy expense, fuel transportation expense, RGGI compliance and other environmental costs and cash settlements from our marketing, hedging and optimization activities that are included in mark-to-market activity, but excludes the unrealized portion of our mark-to-market activity and other revenues. Commodity Margin is presented because we believe it is a useful tool for assessing the performance of our core operations, and it is a key operational measure reviewed by our chief operating decision maker. Commodity Margin does not intend to represent gross profit (loss), the most comparable U.S. GAAP measure, as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted for certain non-cash and non-recurring items as detailed in the following reconciliation. Adjusted EBITDA is presented because our management uses Adjusted EBITDA (i) as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends; (ii) as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and (iii) in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance. We believe Adjusted EBITDA is also used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. We believe that EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. Adjusted EBITDA is not a measure calculated in accordance with U.S. GAAP and should be viewed as a supplement to and not a substitute for our results of operations presented in accordance with U.S. GAAP. Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP as an indicator of operating performance. Furthermore, Adjusted EBITDA is not necessarily comparable to similarly titled measures reported by other companies.

Adjusted Recurring Free Cash Flow represents net income before interest, taxes, depreciation and amortization, as adjusted, less operating lease payments, major maintenance expense and maintenance capital expenditures, net cash interest, cash taxes, working capital and other adjustments. Adjusted Recurring Free Cash Flow is presented because our management uses this measure, among others, to make decisions about capital allocation. Adjusted Recurring Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

Calpine Reports Third Quarter 2010 Results

October 29, 2010

Commodity Margin Reconciliation

The following tables reconcile our Commodity Margin to its GAAP results for the three months ended September 30, 2010 and 2009 (in millions):

	Three Months Ended September 30, 2010
	West	Texas	North	Southeast	Consolidation And Elimination	Total
Commodity Margin	$338	$165	$259	$90	$—	$852
Add: Mark-to-market commodity activity, net and other revenue(1)	42	62	18	18	(6)	134
Less:
Plant operating expense	86	55	38	28	(8)	199
Depreciation and amortization expense	50	36	37	28	(2)	149
Other cost of revenue(2)	12	—	5	—	2	19

Gross profit	$232	$136	$197	$52	$2	$619

	Three Months Ended September 30, 2009
	West	Texas	North	Southeast	Consolidation And Elimination	Total
Commodity Margin	$368	$187	$96	$92	$—	$743
Add: Mark-to-market commodity activity, net and other revenue(1)	41	2	21	(4)	(12)	48
Less:
Plant operating expense	92	35	18	27	17	189
Depreciation and amortization expense	45	27	16	17	(1)	104
Other cost of revenue(2)	17	6	10	3	(18)	18

Gross profit (loss)	$255	$121	$73	$41	$(10)	$480

(1)	Mark-to-market commodity activity represents the unrealized portion of our mark-to-market activity, net, included in operating revenues and fuel and purchased energy expense on our Consolidated Condensed Statements of Operations for the three months ended September 30, 2010 and 2009.

(2)	Excludes $1 million of RGGI compliance and other environmental costs for both the three months ended September 30, 2010 and 2009, which are included as a component of Commodity Margin.

Calpine Reports Third Quarter 2010 Results

October 29, 2010

Commodity Margin Reconciliation (continued)

The following tables reconcile our Commodity Margin to its GAAP results for the nine months ended September 30, 2010 and 2009 (in millions):

	Nine Months Ended September 30, 2010
	West	Texas	North	Southeast	Consolidation And Elimination	Total
Commodity Margin	$809	$400	$390	$216	$—	$1,815
Add: Mark-to-market commodity activity, net and other revenue(1)	60	148	18	31	(20)	237
Less:
Plant operating expense	264	217	83	87	(21)	630
Depreciation and amortization expense	151	110	75	83	(5)	414
Other cost of revenue(2)	37	1	19	2	—	59

Gross profit	$417	$220	$231	$75	$6	$949

	Nine months Ended September 30, 2009
	West	Texas	North	Southeast	Consolidation And Elimination	Total
Commodity Margin	$918	$505	$215	$233	$—	$1,871
Add: Mark-to-market commodity activity, net and other revenue(1)	120	(48)	37	2	(35)	76
Less:
Plant operating expense	310	163	61	94	10	638
Depreciation and amortization expense	137	88	47	50	(5)	317
Other cost of revenue(2)	44	11	23	7	(28)	57

Gross profit	$547	$195	$121	$84	$(12)	$935

(1)	Mark-to-market commodity activity represents the unrealized portion of our mark-to-market activity, net, included in operating revenues and fuel and purchased energy expense on our Consolidated Condensed Statements of Operations for the nine months ended September 30, 2010 and 2009.

(2)	Excludes $6 million and $5 million of RGGI compliance and other environmental costs for the nine months ended September 30, 2010 and 2009, respectively, which are included as a component of Commodity Margin.

Calpine Reports Third Quarter 2010 Results

October 29, 2010

Consolidated Adjusted EBITDA Reconciliation

In the following table, we have reconciled our Adjusted EBITDA and Adjusted Recurring Free Cash Flow to our net income attributable to Calpine for the three and nine months ended September 30, 2010 and 2009, as reported under GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(in millions)
GAAP net income attributable to Calpine	$217	$238	$55	$192
Net loss attributable to noncontrolling interest	—	(1)	—	(3)
Discontinued operations, net of tax expense	(19)	(11)	(31)	(34)
Income tax expense (benefit)	21	(7)	38	17
Reorganization items	—	(8)	—	(2)
Other (income) expense and debt extinguishment costs, net	23	20	36	55
Interest expense, net	312	192	714	591

Income from operations	$554	$423	$812	$816
Add:
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense, excluding deferred financing costs(1)	151	106	424	326
Impairment loss	19	—	19	—
Major maintenance expense	13	19	111	121
Operating lease expense	11	12	33	35
Unrealized gains on commodity derivative mark-to-market activity	(131)	(43)	(212)	(60)
Adjustments to reflect Adjusted EBITDA from unconsolidated investments(2)(3)	10	28	25	11
Stock-based compensation expense	6	8	18	30
Non-cash loss on dispositions of assets	2	12	7	29
Conectiv acquisition-related costs	6	—	25	—
Other(4)	2	(1)	3	3

Adjusted EBITDA from continuing operations	643	564	1,265	1,311
Adjusted EBITDA from discontinued operations	20	22	61	63

Total adjusted EBITDA	$663	$586	$1,326	$1,374

Less:
Lease payments	11	12	33	35
Major maintenance expense and capital expenditures(5)	65	74	211	273
Cash interest, net(6)	217	184	601	569
Cash taxes	2	3	10	(5)
Other	—	2	(1)	7

Adjusted Recurring Free Cash Flow(7)(8)	$368	$311	$472	$495

(1)	Depreciation and amortization expense in the income from operations calculation on our Consolidated Condensed Statements of Operations excludes amortization of other assets and amounts classified as sales, general and other administrative expenses.
(2)	Included in our Consolidated Condensed Statements of Operations in income from unconsolidated investments in power plants.
(3)	Adjustments to reflect Adjusted EBITDA from unconsolidated investments include unrealized gains (losses) on mark-to-market activity of $(1) and $(7) million for the three months ended September 30, 2010 and 2009, respectively, and $(1) and $34 million for the nine months ended September 30, 2010 and 2009, respectively.
(4)	Includes fees for letters of credit.
(5)	Includes $16 million and $120 million in major maintenance expense for the three and nine months ended September 30, 2010, respectively, and $49 million and $91 million in maintenance capital expenditures for the three and nine months ended September 30, 2010, respectively. Includes $29 million and $131 million in major maintenance expense for the three and nine months ended September 30, 2009, respectively, and $45 million and $142 million in maintenance capital expenditures for the three and nine months ended September 30, 2009, respectively.
(6)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.
(7)	Excludes (increase) decrease in working capital of $48 million and $(32) million for the three and nine months ended September 30, 2010, and $(20) million and $(9) million for the three and nine months ended September 30, 2009.
(8)	Adjusted Recurring Free Cash Flow, as reported, excludes changes in working capital, such that it is calculated on the same basis as our guidance. Results for the three and nine months ended September 30, 2009, have been recast to conform to this method.

Calpine Reports Third Quarter 2010 Results

October 29, 2010

Consolidated Adjusted EBITDA Reconciliation (continued)

In the following table, we have reconciled our Adjusted EBITDA to our Commodity Margin, both of which are non-GAAP measures, for the three and nine months ended September 30, 2010 and 2009. Reconciliations for both Adjusted EBITDA and Commodity Margin to comparable GAAP measures are provided above.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(in millions)
Commodity Margin	$852	$743	$1,815	$1,871
Other revenue	2	5	24	16
Plant operating expense(1)	(181)	(155)	(504)	(476)
Other cost of revenue(2)	(7)	(6)	(23)	(20)
Sales, general and administrative expense(3)	(31)	(33)	(77)	(107)
Adjusted EBITDA from unconsolidated investments in power plants(4)	11	14	39	38
Other operating expense	(3)	(1)	(10)	(12)
Adjusted EBITDA from discontinued operations(5)	20	22	61	63
Other	—	(3)	1	1

Adjusted EBITDA	$663	$586	$1,326	$1,374

(1)	Shown net of major maintenance expense, stock-based compensation expense and non-cash loss on dispositions of assets.
(2)	Excludes $1 million of RGGI compliance and other environmental costs for the three months ended September 30, 2010 and 2009, and $6 million and $5 million for the nine months ended September 30, 2010 and 2009, respectively, which are included as a component of Commodity Margin.
(3)	Shown net of depreciation and amortization, stock-based compensation expense and acquisition-related costs.
(4)	Amount is comprised of income from unconsolidated investments in power plants, as well as adjustments to reflect Adjusted EBTIDA from unconsolidated investments.
(5)	Includes Adjusted EBITDA from Blue Spruce and Rocky Mountain.

Adjusted EBITDA and Adjusted Recurring Free Cash Flow Reconciliation for Guidance

Full Year 2010 Range:	Low	High
	(in millions)
GAAP Net Income	$0	$40
Plus:
Interest expense, net of interest income	820	820
Depreciation and amortization expense	565	565
Major maintenance expense	170	170
Operating lease expense	45	45
Other(1)	85	85

Adjusted EBITDA	$1,685	$1,725
Less:
Operating lease payments	45	45
Major maintenance expense and maintenance capital expenditures(2)	315	315
Recurring cash interest, net(3)	810	810
Cash taxes	15	153

Adjusted Recurring Free Cash Flow	$500	$540

Non-recurring interest rate swap payments(4)	25	25

Calpine Reports Third Quarter 2010 Results

October 29, 2010

Full Year 2011 Range:	Low	High
	(in millions)
GAAP Net Income	$(115)	$(15)
Plus:
Interest expense, net of interest income	910	910
Depreciation and amortization expense	560	560
Major maintenance expense	230	230
Operating lease expense	35	35
Other(1)	80	80

Adjusted EBITDA	$1,700	$1,800
Less:
Operating lease payments	30	30
Major maintenance expense and maintenance capital expenditures(2)	390	390
Recurring cash interest, net(3)	825	825
Cash taxes	15	15

Adjusted Recurring Free Cash Flow	$440	$540

Non-recurring interest rate swap payments(4)	110	110

(1)	Other includes stock-based compensation expense, adjustments to reflect Adjusted EBITDA from unconsolidated investments and other items.
(2)	Includes projected major maintenance expense of $175 million and $235 million in 2010 and 2011, respectively, and maintenance capital expenditures of $140 million and $155 million in 2010 and 2011, respectively. Capital expenditures exclude major construction and development projects.
(3)	Includes fees for letters of credit, net of interest income.
(4)	Interest payments related to legacy LIBOR hedges associated with floating rate first lien credit facility, which has been substantially refinanced.

CASH FLOW ACTIVITIES

The following table summarizes our cash flow activities for the nine months ended September 30, 2010 and 2009:

	2010	2009
	(in millions)
Beginning cash and cash equivalents	$989	$1,657

Net cash provided by (used in):
Operating activities	783	537
Investing activities	(1,585)	(164)
Financing activities	727	(1,117)

Net decrease in cash and cash equivalents	(75)	(744)

Ending cash and cash equivalents	$914	$913

Calpine Reports Third Quarter 2010 Results

October 29, 2010

OPERATING PERFORMANCE METRICS

The table below shows the operating performance metrics for continuing operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Total MWh generated (in thousands)	28,208	26,899	67,813	63,475
West	8,093	9,295	22,795	22,866
Texas	9,533	10,246	24,419	23,058
Southeast	6,065	6,006	13,712	13,842
North	4,517	1,352	6,887	3,709

Average availability	95.9%	97.0%	91.5%	92.7%
West	92.9%	94.5%	91.5%	91.4%
Texas	96.5%	97.5%	89.1%	92.1%
Southeast	97.4%	98.2%	93.4%	93.3%
North	96.8%	98.5%	93.1%	95.5%

Average capacity factor, excluding peakers	54.3%	60.5%	47.9%	48.4%
West	58.7%	72.8%	55.7%	60.9%
Texas	60.0%	64.9%	51.9%	49.3%
Southeast	49.3%	51.2%	38.4%	40.2%
North	43.7%	30.6%	36.8%	29.3%

Steam adjusted heat rate (mmbtu/kWh)	7,415	7,286	7,328	7,259
West	7,345	7,287	7,315	7,318
Texas	7,305	7,227	7,222	7,149
Southeast	7,366	7,187	7,331	7,214
North	7,865	7,758	7,773	7,693